Exhibit 99.1

SOUTHERN FIRST APPOINTS CHRIS ZYCH AS CHIEF FINANCIAL OFFICER

Greenville, S.C. (May 6, 2024) - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, is pleased to announce the appointment of Chris Zych as Chief Financial Officer and Executive Vice President.

Zych joins Southern First with 30 years of experience in the banking industry, most recently serving as Director of Corporate Development and Investor Relations at United Community Bank for the last decade. Zych is a highly accomplished leader with a proven track record of financial management and analysis, formulation and execution of corporate and financial strategy, and investor relations management. Zych holds a Master of Business Administration from Wake Forest University School of Business and a bachelor’s degree in finance from Bentley University.

“Chris will be an asset to our bank with his rich history in developing investor relationships and will help us tell the unique story of Southern First’s organic growth and consistent performance," said Art Seaver, Chief Executive Officer.

“I am excited and honored to join a top community bank, focused on improving the lives of clients and making a significant, positive impact in the community. Its local markets are some of the very best, and I believe Southern First will have endless opportunities to grow and thrive over the next many years. I am eager to work alongside this great team as we drive its performance and continued success,” commented Zych.

About Southern First Bancshares
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 13 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.